EXHIBIT 99.1

The Medicines Company Adds Novel, Approved, Surgical Sealant to Its Surgical Hemostasis Portfolio

Acquires Tenaxis Medical, Inc.

PARSIPPANY, NJ and MOUNTAIN VIEW, CA, April 23, 2014 --The Medicines Company (NASDAQ: MDCO) and Tenaxis Medical, Inc.(Tenaxis) today announced an agreement for The Medicines Company to acquire Tenaxis. Tenaxis’s sole product, which mechanically seals both human tissue and artificial grafts is approved, but not launched in the US- having received US PMA approval from the FDA in March 2013 as a vascular sealant. The product is also approved with a European CE Mark as a surgical sealant applicable to cardiovascular, general, urological, and thoracic surgery. The addition of the Tenaxis product adds another solution for surgical bleeding to The Medicines Company’s portfolio which also includes the marketed product, RecoThrom (aqueous, recombinant human Thrombin) and the investigational product, Fibrocaps (a dry powder formulation of fibrinogen and thrombin being developed to aid in hemostasis during surgery) which has completed phase III trials and is under FDA and EMA review.

Under the terms of the agreement, The Medicines Company will pay $58 million upfront on closing of the deal. The Medicines Company will also pay milestone payments of up to $112 million contingent upon achieving certain commercial and - in pursuit of even broader indications - regulatory approval milestones. The transaction is subject to the satisfaction of customary closing conditions.

“We continue to execute our strategy for growth, building our presence in surgery and perioperative care,” said Clive Meanwell, Chairman and Chief Executive Officer of The Medicines Company.

Adam Sharkawy, Senior Vice President and Global Innovation Group Leader for Surgery and Perioperative Care added, “A robust portfolio of solutions for intra-operative bleeding is expected to drive growth for us in this sector of hospital medicine. This acquisition will allow us to leverage and build our activities in surgery centers at leading US and European hospitals. In the US, we expect to deploy approximately 100 of our current engagement managers across these surgical product offerings.”
In a pivotal trial in vascular surgery, the Tenaxis sealant was effective when used as prophylactic treatment on native vessels and grafts, reducing the incidence of bleeding within the first minute after removal of vascular clamps. The Tenaxis sealant was compared to Gelfoam Plus, a topical hemostat containing a low concentration of thrombin (125 Units/mL), in the clinical trial used to support licensure (N=217; 1:1 randomization). The Tenaxis surgical sealant was shown to be superior to Gelfoam Plus

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based on a statistically significantly lower incidence of suture hole bleeding at the time of clamp release (60.5% vs. 39.6% of anastomotic sites at Time 0; p = 0.0001); the 20% difference at the time of clamp release persisted at 10 minutes (82% vs. 72%). Superiority was demonstrated in several types of surgical procedures (extremity bypass, hemodialysis access grafting, and other vascular procedures).

“We are excited to be involved in a transaction with The Medicines Company, which will allow more patients to have access to this beneficial technology,” Ronald Dieck, President and CEO of Tenaxis commented.  “We are proud of the surgical sealant technologies that we have developed and their impact on the wellbeing of patients.  The Medicines Company is clearly committed to the area of intraoperative hemostasis and we look forward to working as a team to innovate in this area of medicine.”

The Boards of Directors of both companies have unanimously approved the agreement.

Gibbons P.C. served as legal advisor for the transaction for The Medicines Company. Leerink Swann & Co. served as financial advisor and Wilson Sonsini Goodrich & Rosati, PC served as legal advisor for the transaction for Tenaxis Medical, Inc.

Conference Call Information
There will be a conference call with The Medicines Company management today at 8:30 a.m. Eastern Time to discuss the Tenaxis acquisition, first quarter 2014 financial results, operational developments, and outlook. The conference call will be available via phone and webcast. The webcast can be accessed at www.themedicinescompany.com.
Domestic Dial In: +1 (877) 359-9508
International Dial In: +1 (224) 357-2393
Passcode for both dial in numbers: 27882505
Replay is available from 11:30 a.m. Eastern Time following the conference call through May 7, 2014. To hear a replay of the call dial +1 855 859-2056 (domestic) and +1 404 537-3406 (international). Passcode for both dial in numbers is 27882505.

About The Medicines Company
The Medicines Company's purpose is to save lives, alleviate suffering and contribute to the economics of healthcare by focusing on 3000 leading acute/intensive care hospitals worldwide. Its vision is to be a leading provider of solutions in three areas: acute cardiovascular care, surgery and perioperative care, and serious infection disease care. The company operates in the Americas, Europe and the Middle East, and Asia Pacific regions with global centers today in Parsippany, NJ, USA and Zurich, Switzerland.

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About Tenaxis Medical, Inc.

Located in Mountain View, CA, Tenaxis Medical, Inc. is a privately held company that began operations in 2006.  It develops novel, high performance sealants that are designed to meet unmet needs throughout various medical procedures.  The products are based on a patent foundation that allows for the development of sealants with wide mechanical and chemical properties.

In addition to its Surgical Sealant, the company is developing a second high-performance sealant, Prevent™ GI Sealant, for use throughout the gastrointestinal tract and an anti-surgical adhesion agent that can be delivered laparoscopically to help prevent or reduce pelvic and abdominal adhesions.

Pioneer MPW, LLC is Tenaxis’s largest shareholder.

Forward-looking Statements
Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "believes," "anticipates" and "expects" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include whether physicians, patients and other key decision makers will accept clinical trial results, and such factors as are set forth in the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company's Annual Report on Form 10-K filed with the SEC on March 3, 2014, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

Contact:
Neera Dahiya Ravindran, MD
Vice President, Investor Relations & Strategic Planning
The Medicines Company
+1 (973) 290-6044
neera.ravindran@themedco.com

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